Exhibit 99.1

Source:  CombiMatrix Corporation

Federal Court Awards CombiMatrix Corporation $31.4 Million in Lawsuit Against National Union Fire Ins. Co.

MUKILTEO, Wash., February 13, 2008 – (PRIMENEWSWIRE) – The United States District Court for the Central District of California has issued a ruling in favor of CombiMatrix Corporation (Nasdaq:  CBMX) and its former parent company.  The Court awarded CombiMatrix and its former parent company $31,381,474 in monetary damages, to be paid by their insurance carrier, National Union Fire Ins. Co. of Pittsburgh PA, which had refused to defend and indemnify CombiMatrix under its director and officer’s insurance policy with National Union.  In accordance with an agreement between CombiMatrix and its former parent company, all proceeds from the lawsuit will be paid to CombiMatrix.

CombiMatrix and its former parent company were represented in the lawsuit by Richard B. Specter of Corbett, Steelman & Specter in Irvine, California.  CombiMatrix intends to file a request for attorneys’ fees in the next 30 days and a final judgment is expected to be entered by the U.S. District Court at a later date.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology company that develops and sells proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security, as well as other potential markets where our products and services could be utilized. The technologies we have developed include methods to produce DNA arrays for use in identifying and determining the roles of genes, gene mutations and proteins. These technologies have a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:	Amit Kumar
Investor Relations
Tel (425) 493-2000; Fax (425) 493-2010